SCHEDULE 14A
                               (RULE 14A-101)
                          SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
 1934
                           (AMENDMENT NO.      )

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         Rule 14a-6(e)(2))
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                                 SCIOS INC.
      ----------------------------------------------------------------
              (Name of Registrant as specified in its charter)

                               RANDAL J. KIRK
                                RJK, L.L.C.
                             KIRKFIELD, L.L.C.
                      THE KIRK FAMILY INVESTMENT PLAN
    --------------------------------------------------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)

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                               RANDAL J. KIRK
                   The Governor Tyler, 1902 Downey Street
                          Radford, Virginia 24141


                              January 24, 2000


                      VOTE TO UNLOCK STOCKHOLDER VALUE

                  VOTE FOR A NEW SCIOS BOARD OF DIRECTORS

 Dear Fellow Stockholders:

 Under the direction of the current Board of Directors, SCIOS' SHARES LOST 59.6% IN VALUE DURING 1999 - trading as high as $12.50 per share. On January 21, 2000, Scios' stock closed at $5.9375 per share.

 You will soon be receiving proxy material from Scios' management asking you to re-elect the incumbent Board not on what they have done for Scios but on their so-called 'credentials'. WHAT CREDENTIALS ARE MORE TELLING THAN THE DECLINE IN THE SHARE PRICE AND THEIR FAILURE TO OBTAIN FDA APPROVAL FOR NATRECOR?

 STOCKHOLDERS HAVE EVERY RIGHT TO BE CONCERNED.  CONSIDER THE FACTS:

 SCIOS' SHARES PLUMMETED 59.6% IN VALUE IN 1999, a year in which the Nasdaq Biotechnology Index soared approximately 101%.

 NEW MANAGEMENT, brought in by the Board, FAILED TO WIN FDA APPROVAL FOR NATRECOR, the Scios product the new management has identified as having the best potential for commercialization.

 THE BOARD, which, as a group, holds less than 1% of Scios' outstanding shares, PAID OUT TO MANAGEMENT OVER $400,000 IN SUCCESS BONUSES at year-end 1998 only to have the Company and its stockholders adversely impacted by the FDA's rejection of management's Natrecor application in 1999.

 THE BOARD, once this proxy contest began, SIGNIFICANTLY INCREASED THE SEVERANCE PAYMENTS OF SCIOS ' PRESIDENT AND CEO TO $1,350,000.

 SCIOS SPENT MORE THAN $350,000,000 ON RESEARCH AND DEVELOPMENT since 1987 AND NEVER COMMERCIALIZED A SINGLE PRODUCT.


 MY GOAL IS TO UNLOCK VALUE FOR ALL STOCKHOLDERS:

 UNLIKE MANAGEMENT'S NOMINEES for the Board, I MADE A SUBSTANTIAL INVESTMENT IN SCIOS and own 2,000,000 common shares, or about 5.2% of the total common shares outstanding. I bought my shares because I believe that the Company has excellent potential, but it has become obvious to me that this potential will not be realized without significant changes in how the Company is run. MY GOAL IS TO REALIZE ENHANCED VALUE, BOTH NEAR- AND LONG-TERM FOR SCIOS STOCKHOLDERS.

 UNLIKE THE PRESENT BUSINESS APPROACH, which appears to me to be based primarily on the hope that the Company can get itself in position to try again to obtain FDA approval for Natrecor, I PROPOSE MAXIMIZING NOW THE VALUE OF SCIOS' PSYCHIATRIC MARKETING BUSINESS, THE VALUE OF ITS SUBSTANTIAL EXCESS CASH, THE VALUE OF ITS RESEARCH AND DEVELOPMENT ACTIVITIES, AND THE VALUE OF ITS INTELLECTUAL PROPERTIES.

 SPECIFICALLY, IF THE NOMINEES I AM PROPOSING TO FORM A NEW BOARD ARE ELECTED, SCIOS WILL PURSUE:

 1. SEPARATING THE PSYCHIATRIC MARKETING BUSINESS FROM THE REST OF SCIOS IN A TAX EFFICIENT MANNER, IF LEGALLY AND OPERATIONALLY FEASIBLE.

      * In my view, Scios' principal business of developing and marketing biotechnology has little, if any, connection to the Company's psychiatric marketing business as Scios' pipeline does not include any psychiatric products.

      * The demand for contractual pharmaceutical detailing services is strong and is expected to remain so for several years. This should mean that the psychiatric marketing business can develop a significant plan for growth without any further connection to the rest of Scios.

      * In my view, the market currently does not sufficiently value the positive income streams of the Company's psychiatric marketing business, since these results are commingled with Scios' other negative results. As a separate public company, I believe the Company's psychiatric marketing business can achieve an independent market valuation distinct from the value of Scios' other valuable assets.

 2. INITIATING A $50 MILLION STOCK REPURCHASE PROGRAM USING THE COMPANY'S EXCESS CASH THROUGH ACCELERATED OPEN-MARKET PURCHASES OR A DUTCH AUCTION TENDER OFFER.

      * According to the Company's recent statements, Scios currently has $100 million of cash-on-hand. A significant portion of this cash should be made available to current stockholders to improve the near-term value of their investment.

      * Because I believe strongly in the long-term potential of this Company, I shall not participate in the stock repurchase program.

 3. ELIMINATING ALL NON-FUNDED RESEARCH AND DEVELOPMENT THAT IS NOT LEGALLY COMMITTED, EXCEPT FOR NATRECOR AND OTHER PRODUCTS WHICH HAVE SIGNIFICANT POTENTIAL FOR NEAR TERM COMMERCIAL VIABILITY.

      * In my view, Scios is incurring significant research and development expenditures for projects with no apparent foreseeable revenue generating potential.

      * Projects that are scientifically AND economically attractive will continue to receive full funding.

           I believe there are some other star performers among the research at Scios. The Alzheimer's program, for example, seems to be one of the best research programs on Alzheimer's in the world, and it appears to be fully funded from external sources. Why not expand this program?

      * In my view, the best performing companies are those that bring traditional business and financial models to biotechnology and the research and development process. I believe that Scios must rapidly transform itself into a profitable business dedicated to increasing stockholder value.

 4. AGGRESSIVELY MARKETING SCIOS' INTELLECTUAL PROPERTIES TO POSITION THE COMPANY TO REALIZE IMMEDIATE AND LONG-TERM REVENUES FROM PROJECTS THAT CAN BE SOLD OR LICENSED.

      * A comprehensive catalog of the vast intellectual property estate would be developed, and we would strive to get economic value for stockholders from each and every item, whether through out-license, partnership, spin-off, or the creation of new profit centers within the Company.

      * The Company's claimed licensing successes of 1999, in my view, are unimpressive and suggest to me more "arm-waving" than a genuine effort to maximize stockholder value.

 STOCKHOLDERS HAVE EVERY RIGHT TO EXPECT TO MAKE MONEY FROM THEIR SCIOS INVESTMENT.

 With my program in place, I am convinced the Company will still retain more than enough resources to pursue the development of Natrecor and the other aspects of the plan.

 You can determine the future of your investment in Scios. VOTE THE WHITE PROXY CARD TODAY to elect a new Scios Board of Directors. By VOTING FOR the candidates I have nominated, you will be putting in place a Board committed to carrying out a clear plan to create enhanced stockholder value over both the near and long term.

 Please do not send back any gold proxy card you will receive from Scios' incumbent Board and management, even to vote against their nominees.

 If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Corporate Investor Communications, Inc., toll free at 877-842-2404.


                          Thank you for your support.

                          Respectfully,


                          /s/ Randal J. Kirk
                          Randal J. Kirk